UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 4)*

TRW Automotive Holdings Corp.

(NAME OF ISSUER)

Common Stock, par value $0.01 per share

(TITLE OF CLASS OF SECURITIES)

87264S 10 6

(CUSIP NUMBER)

December 31, 2010

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP NO. 87264S 10 6		Page 2 of 18
1.	Name of Reporting Person: Automotive Investors L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power:
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 3 of 18
1.	Name of Reporting Person: Blackstone Capital Partners IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 4 of 18
1.	Name of Reporting Person: Blackstone Management Associates IV L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 5 of 18
1.	Name of Reporting Person: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 6 of 18
1.	Name of Reporting Person: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 7 of 18
1.	Name of Reporting Person: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 8 of 18
1.	Name of Reporting Person: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): PN

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 9 of 18
1.	Name of Reporting Person: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): OO

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

13G

CUSIP NO. 87264S 10 6		Page 10 of 18
1.	Name of Reporting Person: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 19,488,416
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 19,488,416
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,488,416
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 16.1%*
12.	Type of Reporting Person (See Instructions): IN

*	The calculation of the foregoing percentage is based on 120,802,838 shares of common stock outstanding as of November 11, 2010, based on the TRW Automotive Holdings Corp. Prospectus Supplement dated November 15, 2010.

ITEM 1	(a).	NAME OF ISSUER:

TRW Automotive Holdings Corp. (the “Issuer”)

ITEM 1	(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

12025 Tech Center Drive Livonia, Michigan 48150

ITEM 2	(a).	NAME OF PERSON FILING:

Automotive Investors L.L.C.

Blackstone Capital Partners IV L.P.

Blackstone Management Associates IV L.L.C.

Blackstone Holdings III L.P.

Blackstone Holdings III GP L.P.

Blackstone Holdings III GP Management L.L.C.

The Blackstone Group L.P.

Blackstone Group Management L.L.C.

Stephen A. Schwarzman

Automotive Investors L.L.C. is the record owner of 19,488,416 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Issuer. Blackstone Capital Partners IV L.P. owns a majority of the membership interests of Automotive Investors L.L.C. Blackstone Management Associates IV L.L.C. is the general partner of Blackstone Capital Partners IV L.P. Blackstone Holdings III L.P. is the managing member of Blackstone Management Associates IV L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III, L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the managing member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Mr. Stephen A. Schwarzman is a founding member of Blackstone Group Management L.L.C.

ITEM 2	(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o The Blackstone Group L.P. 345 Park Avenue New York, New York 10154

ITEM 2	(c).	CITIZENSHIP:

Automotive Investors L.L.C. – Delaware

Blackstone Capital Partners IV L.P. – Delaware

Blackstone Management Associates IV L.L.C. – Delaware

Blackstone Holdings III L.P. – Quebec, Canada

Blackstone Holdings III GP L.P. – Delaware

Blackstone Holdings III GP Management L.L.C. – Delaware The Blackstone Group L.P. – Delaware Blackstone Group Management L.L.C. – Delaware Stephen A. Schwarzman – United States

ITEM 2	(d).	TITLE OF CLASS OF SECURITIES:

TRW Automotive Holdings Corp., Common Stock, par value $0.01 per share.

ITEM 2	(e).	CUSIP NUMBER:

87264S 10 6

ITEM 3.		IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

		(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

		(b)	☐	Bank as defined in section 3(a)(6) of the Exchange Act.

		(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

		(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

		(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

		(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

		(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

		(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

		(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

		(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.		OWNERSHIP.

		(a)	Amount beneficially owned:

Each of (i) Automotive Investors L.L.C., (ii) Blackstone Capital Partners IV L.P., as the owner of a majority of the membership interests of Automotive Investors L.L.C., (iii) Blackstone Management Associates IV L.L.C., as the general partner of Blackstone Capital Partners IV L.P., (iv) Blackstone Holdings III L.P., as the managing member of Blackstone Management Associates IV L.L.C., (v) Blackstone Holdings III GP L.P., as the general partner of Blackstone Holdings III L.P., (vi) Blackstone Holdings III GP Management L.L.C., as the general partner of Blackstone Holdings III GP L.P., (vii) The Blackstone Group L.P., as the managing member of Blackstone Holdings III GP Management L.L.C., (viii) Blackstone Group Management L.L.C., as the general partner of The Blackstone Group L.P., and (ix) Mr. Stephen A. Schwarzman, as a founding member of Blackstone Group Management L.L.C., may be deemed to be the beneficial owner of the 19,488,416 shares of Common Stock of which the record holder is Automotive Investors L.L.C.

(b) Percent of class:

See item 11 of each cover page, which is based on Item 5 of each cover page.

(c) Number of shares as to which the person has:

(i) Sole power to vote or direct the vote: See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote: See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2011

AUTOMOTIVE INVESTORS L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSTONE CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSTONE MANAGEMENT ASSOCIATES IV L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSONE HOLDINGS III L.P.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSONE HOLDINGS III GP L.P.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

THE BLACKSTONE GROUP L.P.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

/s/ Stephen A. Schwarzman
STEPHEN A. SCHWARZMAN

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 14, 2011, by and among Automotive Investors L.L.C.; Blackstone Capital Partners IV L.P.; Blackstone Management Associates IV L.L.C.; Blackstone Holdings III L.P.; Blackstone Holdings III GP L.P.; Blackstone Holdings III GP Management L.L.C.; The Blackstone Group L.P.; Blackstone Group Management L.L.C. and Stephen A. Schwarzman.

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of TRW Automotive Holdings Corp. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 14, 2011.

AUTOMOTIVE INVESTORS L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSTONE CAPITAL PARTNERS IV L.P.

By:	Blackstone Management Associates IV L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSTONE MANAGEMENT ASSOCIATES IV L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSONE HOLDINGS III L.P.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSONE HOLDINGS III GP L.P.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

THE BLACKSTONE GROUP L.P.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name: John G. Finley
Title: Authorized Person

/s/ Stephen A. Schwarzman
STEPHEN A. SCHWARZMAN